Exhibit 10.15

December 12, 2019

Mr. Axel Andre

***

Dear Axel:

I am pleased to extend this offer of employment with Jackson National Life Insurance Company (“Jackson” or the “Company”). Below are the details of our offer:

1.

You will serve as Executive Vice President and Chief Financial Officer of Jackson, reporting to the Chief Executive Officer. Your employment is expected to commence no later than March 1, 2020. You may also be appointed to serve as an officer or director of entities affiliated with Jackson, consistent with your role as the leader of financial, actuarial, and asset-liability management across Jackson.

2.	Your base salary shall be $600,000 per year payable in bi-weekly installments subject to normal withholding deductions for taxes, fringe benefits, and similar items.

3.

You will be eligible to receive annual bonuses based on company and individual performance. Such bonuses will be sourced from our Jackson senior management bonus pool, which is driven on broad enterprise measures and periodically reviewed and revised with our parent company, Prudential plc. Your at-plan total bonus target will be $1,773,900, or 4% of the current pool. Your 2020 bonus is guaranteed to be no less than $1,773,900 and is subject to normal withholding deductions for taxes. Thereafter, your annual bonus may be more or less than the target above, depending on the size of the pool and your individual performance.

The bonus above is normally paid in March of the year following the performance year. For example, your 2020 bonus is expected to be paid in March 2021. Except as provided in paragraph 10, below, to receive an annual bonus, you must remain actively employed with Jackson in good standing on the date such bonus is paid.

4.

To help address the loss of unvested equity awards and concerns about loss of potential intrinsic value associated with your outstanding stock options, we are also pleased to offer you the following additional compensation:

a.

You will receive a cash payment no later than your first completion of a full bi-weekly payroll cycle equal to the closing price on December 31, 2019, of 6,982 shares of American International Group Inc. (AIG) common stock.

b.

You will receive a cash payment of $500,000 on the later of (i) your first completion of a full bi-weekly payroll cycle, or (ii) the normal payment date for 2019 annual cash bonuses (expected in March 2020).

Mr. Axel Andre December 12, 2019 Page 2

c.	You will receive a cash payment of $1,500,000 no later than June 30, 2020.

d.

As soon as practicable after your first day of employment, you will receive a restricted stock award denominated in Prudential plc American Depositary Receipts (Prudential ADRs; PUK on the NYSE). The notional value of the award will equal the sum of: (i) the closing price of 19,400 shares AIG common stock on the business day immediately preceding your first day of employment, and (ii) $156,665. The number of Prudential ADRs granted will be determined by dividing the notional value described immediately above by the average closing price of the Prudential ADRs on the three trading days immediately preceding the date of the grant.

This award will not be subject to performance conditions. 70% of this award will vest on January 1, 2021. 30% of this award will vest on January 1, 2022.

e.

As soon as practicable after your first day of employment, you will receive a restricted stock award denominated in Prudential ADRs. The notional value of the award will, be $121,000. The number of Prudential ADRs granted will be determined by dividing the notional value described immediately above by the average closing price of the Prudential ADRs on the three trading days immediately preceding the date of the grant.

This award will be subject to performance conditions described in paragraph 5 for PLTIP awards granted in 2018 and will vest on January 1, 2021.

Except as provided in paragraph 10, you must remain employed with the Company through the applicable payment dates and/or vesting periods described in paragraphs 4a-4e in order to receive each component.

5.

For long term incentive compensation, you will be eligible to participate in the Prudential Long Term Incentive Plan (PLTIP) beginning with the 2020 grant year. Awards are discretionary and when awarded consist of shares of Prudential ADRs, which are traded on the New York Stock Exchange, with each ADR representing two shares of Prudential plc stock (PRU on the London exchange). Your award for the 2020 grant year will have a notional value of $1,200,000. PLTIP awards vest after a three-year performance cycle, with the number of ADRs vesting dependent upon company performance over the performance period. Achievement well above target levels is required for 100% of the ADRs awarded to vest. A minimum level of achievement is required for any of the ADRs to vest, and there is no guarantee that any ADRs will vest. Further information about the PLTIP program will be available when awards are granted. In the event this description of the PLTIP and your eligibility to participate is inconsistent with the PLTIP documents describing the PLTIP, approved from time to time by the appropriate Prudential plc board and/or committee, the board- and/or committee-approved documents exclusively shall govern.

6.

In addition to the base salary and incentives above, Jackson offers a competitive benefit package that includes group health insurance, group life insurance in the amount of two times your annual salary, disability income insurance, retirement benefits, paid time off, and a number of other programs. Jackson reserves the right to change any of its benefits and incentive plans and programs at any time.

Mr. Axel Andre December 12, 2019 Page 3

7.	You will be eligible to participate in Jackson’s qualified 401(k) plan and its Management Deferred Income Plan as described in the plan provisions.

Under the 401(k) plan, Jackson currently matches associate contributions dollar for dollar up to 6 percent of salary and also provides profit sharing contributions, once you meet eligibility criteria. The match and profit sharing cOntributions are subject to vesting requirements further described under the plan, and all contributions made to the 401(k) plan both by associates and Jackson are subject to IRS limits.

The Management Deferred Income Plan is a non-qualified deferred compensation arrangement that allows you to defer compensation on a voluntary basis as per the plan eligibility requirements:

8.

You will also be eligible for compens. ated personal time off (PTO) above Jackson’s standard offering as described in this paragraph. For 2020, you will be eligible, on a pro rata basis based upon your starting date, for 30 total PTO days (25 standard plus 5 additional as an officer) and 10 regular holidays. Your available annual PTO allocation will remain at 30 days (25 standard plus 5 additional as an officer) until such time that your years of service provide for an allocation under Jackson’s policies that exceeds the value above.

9.

Jackson will provide relocation benefits at the Executive Tier as described in the Executive Relocation Benefits brochure included with this offer letter. You are required to move to the Lansing, Michigan area within 12 months of your hire date.

10.

Notwithstanding the continued employment provisions of paragraphs 3 and 4, in the event that you are involuntarily terminated for reasons other than cause prior to the payment of the 2020 bonus described in paragraph 3, you will be paid: (i) an amount equal to the bonus value described in paragraph 3 at the time of your termination, and (ii), any unpaid cash payment described in paragraphs 4a, 4b, and 4c, and any unvested restricted stock awards described in paragraphs 4d and 4e, which will be paid or vest, as the case may be, on the timeline described in paragraph 4,

11.

In the event you are involuntarily terminated for reasons other than cause prior to the payment of your 021 annual bonus (expected in March 2022), you will be paid such bonus in March 2022, the aggregate value of which will be based on the value you would have received based on Company and individual performance, prorated as applicable for any portion of 2021 during which you were not actively employed by Jackson.

12.

You will be an “at will” employee of the Company, which means you are free to resign or leave employment at anytime, and the Company is free to terminate your employment at any time, with or without cause. As an employee of Jackson, you will also be required to sign and comply with the Confidentiality of Company Information Agreement effective from your first day of employment. Depending on your role, your personal investment trading activities may be limited and/or required to be disclosed to the Company due to certain information to which you will be deemed to have access.

Mr. Axel Andre December 12, 2019 Page 4

And finally, employment at Jackson is contingent on a negative drug screening and favorable background investigation. Spencer Stuart is coordinating the background investigation, which should be completed early next week. One of our human resources associates will contact you to arrange for the drug screen.

Axel, we are very excited to work with you at Jackson and look forward to a mutually rewarding working relationship. Please acknowledge your acceptance of this offer by signing, dating and returning a copy to me no later than December 24, 2019. If you have questions about this offer, please call me at ***.

Sincerely,

Andrew J. Bowden

Senior Vice President and General Counsel

Enclosure

I accept Jackson National Life Insurance Company’s offer on the above terms and conditions:

12/16/2019
Axel Andre	Date